CONSENT OF DON R. WOODY

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding the technical report entitled “Technical Report, West North Butte Satellite Properties, Campbell County, Wyoming, U.S.A.” dated December 9, 2008, in the Management Information Circular (the “MIC”) of Energy Fuels Inc. (the “Company”) included as an exhibit to the Company’s Form 6-K (the “6-K”) filed with the SEC on May 26, 2015;

(ii)

the incorporation by reference of such Technical Disclosure in the MIC and the 6-K into the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the “S-8”); and

(iii)	the use of my name in the 6-K, the MIC and the S-8.

/s/ Don R. Woody
Don R. Woody

Date: June 23, 2015